Exhibit 4.31

SHARE PURCHASE AGREEMENT

BY AND AMONGST

EFUTURE INFORMATION TECHNOLOGY INC.

AND

BEIJING MYSTORE INTERNET SERVICE CO., LTD

YANCHUN YAN

JIANHUI WANG

WEIQUAN REN

PING YU

ZENGQIANG LAN

GAOPING XU

DATED

April 8, 2015

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 8, 2015, by and amongst EFUTURE INFORMATION TECHNOLOGY INC., a Cayman Islands limited company (the “Seller”), YANCHUN YAN, a Chinese citizen, JIANHUI WANG, a Chinese citizen, WEIQUAN REN, a Chinese citizen, PING YU, a Chinese citizen, ZENGQIAN LAN, a Chinese citizen, and GAOPING XU,a Chinese citizen (the six individuals referred to collectively as the “Buyers”, individually as the “Buyer”), and Beijing myStore Internet Service Co., Ltd (“Beijing myStore”). The Buyers and the Seller are referred hereto individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Seller wishes to issue and sell to the Buyers up to an aggregate of 798,000 ordinary shares (subject to adjustment as described herein), $0.0756 par value per share, of the Seller (such acquired shares, the “Shares”) on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Buyers wish to purchase the Shares on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

1. Definitions.

“Agreement” has the meaning set forth in the preface above.

“Buyers” has the meanings set forth in the preface above.

“Closing” has the meaning set forth in Section 2(c) below.

“Closing Date” has the meaning set forth in Section 2(c) below.

“Dollars” and “$” shall mean U.S. dollars.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Party” and “Parties” have the meanings set forth in the preface above.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning set forth in Section 2(b) below.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preface above.

“Shares” has the meaning set forth in the recitals above.

2. Purchase and Sale of Shares.

(a) Basic Transaction. On the terms and subject to the conditions set forth in this Agreement, the Buyers agrees to purchase from the Seller, and the Seller agrees to sell to such Buyers 798,000 Shares for the consideration specified below in this Section 2.

(b) Purchase Price.

(i) Purchase Price. Each Party agrees that the aggregate purchase price for the Shares will be $3,219,531 (the “Purchase Price”). The Purchase Price per share will be $4.0345, which is equal to the average closing price of the Company’s ordinary shares for the twenty (20) consecutive trading day period ending on, and including, April 8, 2015. The Buyers intends to purchase the maximum number of shares that may be purchased with the Purchase Price deposited with the Company.

(ii) Delivery of Purchase Price and Shares. On the Closing Date, the Buyers shall deliver their portion of the Purchase Price to the shareholders of Beijing myStore, a VIE entity controlled by the Seller, and the shareholders of Beijing myStore shall deposit the Purchase Price into Beijing myStore’s bank account to increase the registered capital of Beijing myStore. Within 30 days after the Closing Date, the Seller shall deliver the share certificates to the Buyers.

(c) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Seller in Beijing, China commencing at 9:00 p.m. local time on a date no later than April 15, 2015 (the “Closing Date”).

(d) Deliveries at the Closing. At the Closing, the Buyers will deliver to the shareholders of Beijing myStore the Purchase Price and documents referred to in Section 7(b) below.

3. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyers that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

(a) Organization of the Seller. The Seller is a limited company duly organized, validly existing and in good standing under the laws of the Cayman Islands.

(b) Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, except to the extent enforceability may be limited by (i) bankruptcy, insolvency, moratorium, liquidation, reorganization or similar laws affecting creditors’ rights generally, regardless of whether such enforceability is considered in equity or at law, (ii) general equity principles and (iii) limitations imposed by federal or state securities laws or the public policy underlying such laws regarding the enforceability of indemnification or contribution provisions.

(c) Capitalization. The entire issued capital stock of the Seller consists of 3,993,376 ordinary shares, $0.0756 par value per share. All of the Shares, when issued to the Buyers, will be duly authorized, validly issued, fully paid and nonassessable.

(d) Litigation. There is no action, suit, claim, proceeding or investigation pending or, to the best of the Seller’s knowledge, threatened against or affecting the Seller, at law or in equity, before or by any federal, state, municipal government of any country or any other governmental department, commission, board, bureau, agency or instrumentality thereof, the effect of which would pose a material adverse effect upon the Seller or its operations or financial performance.

(e) Information Concerning the Seller. The Seller’s reports filed pursuant to the Securities Exchange Act contain all material information relating to the Seller and its operations and financial condition required to be disclosed therein as of their respective dates. Since the date of the financial statements included in such reports, except as modified in information specifically provided by the Seller to the Buyers, there has been no material adverse change in the Seller’s business, financial condition or affairs not otherwise disclosed in the reports. The reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances when made.

(f) Consents. Other than the filing of a Form LAS with the NASDAQ Stock Market, no consent, approval, authorization or order of any court, governmental agency or body having jurisdiction over the Seller or any of its affiliates is required for the execution by the Seller of this Agreement and all other agreements referenced herein.

(g) Regulation S Compliance. The Seller is a “reporting issuer” as defined in Regulation S. The Seller is not, and as a result of the offering of the Shares or the receipt or application of the proceeds of the offering of the Shares will not be, required to register under the Investment Company Act. Neither the Seller or any of its affiliates (as defined in Regulation 501 under the Securities Act) nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S) in connection with the offering of the Shares, and such parties have complied and will comply with the offering restrictions mandated by Regulation S.

4. Representations and Warranties of the Buyers. Each Buyer represents and warrant to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

(a) Authorization of Transaction. Each Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except to the extent enforceability may be limited by (i) bankruptcy, insolvency, moratorium, liquidation, reorganization or similar laws affecting creditors’ rights generally, regardless of whether such enforceability is considered in equity or at law, (ii) general equity principles and (iii) limitations imposed by federal or state securities laws or the public policy underlying such laws regarding the enforceability of indemnification or contribution provisions.

(b) Regulation S Compliance.

(i) Neither each Buyer or his/her affiliates (as defined in Regulation 501 under the Securities Act), nor any persons acting on his/her behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S) with respect to the Shares acquired hereunder, and he/she has complied and will comply with the offering restrictions requirement of Regulation S.

(ii) The Shares have not been and will not be registered under the Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act.

(iii) Each Buyer has not offered or sold, and will not offer and sell any Shares (a) as part of its distribution at any time and (b) otherwise until one year after the later of the commencement of the offering and the Closing Date, except in accordance with Regulation S.

(iv) At or prior to confirmation of sale of Shares, each Buyer will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Shares from it during the distribution compliance period a confirmation or notice to substantially the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY REGULATION S PROMULGATED UNDER THE SECURITIES ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(c) Incorporation of Subscription Agreement. Each Buyer represents and warrants to the Seller that the statements contained in the attached Subscription Agreement are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

5. Representations and Warranties of Beijing myStore. Beijing myStore represents and warrants to the Buyers that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5).

(a) Organization of Beijing myStore. Beijing myStore is a limited company duly organized, validly existing and in good standing under the laws of the People’s Republic of China.

(b) Authorization of Transaction. Beijing myStore has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Beijing myStore, enforceable in accordance with its terms and conditions, except to the extent enforceability may be limited by (i) bankruptcy, insolvency, moratorium, liquidation, reorganization or similar laws affecting creditors’ rights generally, regardless of whether such enforceability is considered in equity or at law, (ii) general equity principles and (iii) limitations imposed by federal or state securities laws or the public policy underlying such laws regarding the enforceability of indemnification or contribution provisions.

(c) Capitalization. The registered capital of Beijing myStore is RMB1.5 million and has been fully paid up.

(d) Litigation. There is no action, suit, claim, proceeding or investigation pending or, to the best of Beijing myStore’s knowledge, threatened against or affecting Beijing myStore, at law or in equity, before or by any federal, state, municipal government of any country or any other governmental department, commission, board, bureau, agency or instrumentality thereof, the effect of which would pose a material adverse effect upon Beijing myStore or its operations or financial performance.

(e) Consents. No consent, approval, authorization or order of any court, governmental agency or body having jurisdiction over Beijing myStore or any of its affiliates is required for the execution by Beijing myStore of this Agreement and all other agreements referenced herein.

6. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

(b) Notice of Developments. The Seller will give prompt written notice to the Buyers of any material adverse development causing a breach of any of the representations and warranties in Section 3 above. The Buyers will give prompt written notice to the Seller of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. No disclosure by any Party pursuant to this Section 6(b), however, shall be deemed to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

(c) Confidentiality. The Buyers and the Seller shall maintain the confidentiality of the proposed purchase, this Agreement and any agreements attached hereto until the Closing has been completed. The existence and terms of this Agreement and the agreements attached hereto shall not be disclosed to anyone prior to Closing without the written consent of the Seller.

(d) Liquidated Damages. Each Buyer agrees to pay, as liquidated damages, an amount equal to ten (10%) of his/her portion of the Purchase Price, if such Buyer does not consummate the purchase as contemplated herein by April 15, 2015.

7. Conditions to Obligation to Close.

(a) Conditions to Obligation of the Buyers. The obligation of the Buyers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Sections 3 and 5 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing; and

(iii) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyers.

(b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Buyers shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) all actions to be taken by the Buyers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller; and

(iv) the Seller shall deliver separate copies of the Subscription Agreement to the Buyers.

8. Miscellaneous.

(a) Specific Performance. The Parties agree that specific performance of the obligations under this Agreement may be enforced by a suit in equity. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

(b) Press Releases and Public Announcements. The Buyers shall not issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making such disclosure).

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder.

(f) Counterparts. This Agreement may be executed in one or more facsimiles or original counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then seven business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

To the Seller:	eFuture Information Technology Inc.
8/F TopNew Tower 2
15 Guanghua Road, Chaoyang District
Beijing 100026
People’s Republic of China
Attention: Yanchun Yan

To Beijing myStore:	8/F TopNew Tower 2
15 Guanghua Road, Chaoyang District
Beijing 100026
People’s Republic of China
Attention: Hongjun Zou

Copy to:	Barry Genkin
One Logan Sq, 130 N 18th St
Philadelphia, PA 19103-6998

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication sent by such other means shall be deemed to have been duly given unless and until it actually is received by the intended recipient; provided, however, that such sending Party may rely on customary indicia of delivery (including facsimile transmission receipts, courier delivery receipts and other similar proofs of delivery). Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the Cayman Islands, without giving effect to any choice or conflict of law provision or rule (whether of the Cayman Islands or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Cayman Islands. Jurisdiction and venue in any action arising under or related to this Agreement shall lie exclusively in the courts located in the Cayman Islands.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Buyers and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(m) Construction. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(n) Incorporation of Exhibits and Schedules. The Subscription Agreement is incorporated herein by reference and made a part hereof.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER:

eFuture Information Technology Inc.,
a Cayman Islands limited company

By:
Name:	Rong Zhang
Title:	Chairman of Independent Committee

BUYERS:

By:
Name:	Yanchun Yan

By:
Name:	Jianhui Wang

By:
Name:	Weiquan Ren

By:
Name:	Ping Yu

By:
Name:	Zengqiang Lan

By:
Name:	Gaoping Xu

Beijing myStore Internet Service Co., Ltd

By:
Name:
Title: